FORM SD

SPECIALIZED DISCLOSURE REPORT

TiVo Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37870	61-1793262
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

Two Circle Star Way
San Carlos, California 94070
(Address of principal executive offices, including zip code)

Pamela Sergeeff
(408) 562-8400
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities and Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2016.

Section 1 — Conflict Minerals Disclosure

ITEM 1.01    Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of TiVo Corporation (the “Company”) is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 for the reporting period January 1 through December 31, 2016.

A copy of the Company’s Conflict Minerals Report is attached hereto as Exhibit 1.01 and is publicly available on the Company's website at www.tivo.com in the “Investor Relations” section under “Governance Documents.”

ITEM 1.02    Exhibit

As specified in Section 2 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 — Exhibits

Exhibit Number	Description
1.01	Conflict Minerals Report of TiVo Corporation for the period January 1 – December 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

TiVo Corporation (Registrant)

Date:	By:	/s/ Pamela Sergeeff
May 30, 2017		Pamela Sergeeff
Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description
1.01	Conflict Minerals Report of TiVo Corporation for the period January 1 – December 31, 2016